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                                                                     Exhibit 4.2


                             STAT HEALTHCARE, INC.

                      NONSTATUTORY STOCK OPTION AGREEMENT


     STAT Healthcare, Inc., a Delaware corporation (the "Company"), has granted to Russell D. Schneider (the "Optionee"), an option to purchase a total of 10,000 shares of Common Stock (the "Shares"), at the price determined as provided herein, and subject to the terms herein.

1.   Nature of the Option.  This Option is a nonstatutory option not intended to
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     satisfy the requirements of Section 422 of the Code.

2.   Exercise Price.  The exercise price is $2.75 for each share of Common
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     Stock, which price is not less than the fair market value per share of the
     Common Stock on the date of grant.

3.   Exercise of Option.  This Option shall be exercisable during its term as
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     follows:

     (i)       Right to Exercise
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          (a)  Subject to subsections 3(i) (b) and (c) below, this Option shall vest at the rate of twenty-five percent (25%) per year for four
               (4) years.

          (b)  This Option may not be exercised for a fraction of a share.

          (c) In the event of Optionee's death, disability or other termination of services, the exercisability of the Option is governed by Sections 6, 7 and 8 below.

     (ii) Method of Exercise.  This Option shall be exercisable by written
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          notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the exercise price.

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          No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements and any stock exchange upon which the Shares may then be listed. Assuming such compliance, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

4.   Optionee's Representations.  In the event the Shares purchasable pursuant
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     to the exercise of this Option have not been registered under the
     Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, upon the Company's request, concurrently with the exercise of all or any portion of this Option, deliver to the Company its Investment Representation Statement in the form attached hereto as Exhibit "A".

5.   Method of Payment.  Payment of the exercise price shall be by any of the
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     following, or a combination thereof, at the election of the Optionee:

     (i)  cash; or

     (ii) check.

6.   Termination of Director Status.  If Optionee ceases to serve as a Director,
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     Optionee may, but only within thirty (30) days after the date of such cessation, exercise this Option to the extent that Optionee was entitled to exercise it at the date of such cessation of service. To the extent that Optionee was not entitled to exercise this Option at the date of such cessation of service or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate.

7.   Disability of Optionee.  Notwithstanding the provisions in Section 6 above,
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     if Optionee is unable to continue his service with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within six (6) months from the date of cessation of service, exercise this Option to the extent Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

8.   Death of Optionee.  In the event of the death of Optionee:
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     (i)  during the term of this Option and while a Director of the Company and having been in Continuous Status as Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months following the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of death; or

     (ii) within thirty (30) days after the termination of Optionee's Continued Status as a Director, the Option may be exercised, at any time within six (6) months following the date of death, by Optionee's estate or by a person who acquired the right to exercise the Option by Bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

9.   Adjustments Upon Changes in Capitalization or Merger.  Subject to any
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     required   action by the shareholders of the Company, the number of shares of Common Stock covered by this Option, as well as the price per share of Common Stock covered by this Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

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     The Board may, in the exercise of its sole discretion, in such instances, declare that this Option shall terminate as of a date fixed by the Board and give Optionee the right to exercise this Option as to all or any part of the Shares, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of each in lieu of such assumption or substituted by such successor corporation or a parent or subsidiary of each successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that Optionee shall have the right to exercise the Option as to all of the Shares, including Shares as to which the Option would not otherwise be exercisable. If the Board makes this Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify Optionee that this Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and this Option will terminate upon the expiration of such period.

10.  Non-Transferability of Option.  This Option may not be transferred in any
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     manner.  The terms of this Option shall be binding upon the successors and assigns of the Optionee.

11.  Term of Option.  This Option may not be exercised more than five years from
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     the date of grant of this Option.

12.  Restrictions on Common Stock.  The Common Stock issuable upon exercise of
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     this Option shall be subject to the terms, conditions, rights and restrictions of that certain Shareholders' Agreement and/or Voting Agreement by and among the Company and its shareholders, if any, which such agreement is incorporated herein by this reference.

13.  Definitions.  As used herein, the following definitions shall
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     apply:

     (i)  "Code" shall mean the Internal Revenue Code of 1986, as amended.
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     (ii) "Continuous Status as a Director" shall mean the absence of any
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          interruption or termination of service as a Director.  Continuous
          Status as a Director shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board.


DATE OF GRANT:  June 29, 1995

                                STAT Healthcare, Inc.
                                a Delaware Corporation



                                By: ______________________________


Dated:

                                    ______________________________
                                    Russell D. Schneider, Optionee

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